Exhibit 99(d)(16)

AMENDMENT NO. 8 TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

TCW Funds, Inc. and TCW Investment Management Company hereby agree to amend the Investment Advisory and Management Agreement (“Agreement”) entered into by the parties and dated as of July 6, 2001 as follows, effective September 15, 2009.

All other terms and conditions of the Agreement will remain in full force and effect, including the existing provisions of Schedule A and any amendments, thereof.

SCHEDULE A

Fund	Annual Fee Rate (expressed as a percentage of net assets)

TCW Emerging Markets Equities Fund	1.00%

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement on the day and year written above.

Attest	TCW FUNDS, INC.

/s/ Philip K. Holl	By:	/s/ Ronald R. Redell
Secretary		Ronald R. Redell
President and Chief Executive Officer

	By:	/s/ Michael E. Cahill
Michael E. Cahill
Senior Vice President and General Counsel

Attest	TCW INVESTMENT MANAGEMENT COMPANY

/s/ Philip K. Holl
Assistant Secretary	By:	/s/ David S. DeVito
David S. DeVito
Executive Vice President and Chief Administrative Officer

	By:	/s/ Michael E. Cahill
Michael E. Cahill
Executive Vice President, General Counsel and Secretary